                                                                  EXHIBIT (d)(1)

     =====================================================================


                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                            EASTMAN CHEMICAL COMPANY,

                                  TARTAN, INC.

                                       and

                          McWHORTER TECHNOLOGIES, INC.

                                   dated as of

                                   May 3, 2000


     =====================================================================

                                TABLE OF CONTENTS

                                                                                               Page
                                                                                               ----

                                          ARTICLE I
                                    THE OFFER AND MERGER
Section 1.1  The Offer............................................................................2
Section 1.2  Company Actions......................................................................4
Section 1.3  Directors............................................................................5
Section 1.4  The Merger...........................................................................6
Section 1.5  Effective Time.......................................................................7
Section 1.6  Closing..............................................................................7
Section 1.7  Directors and Officers of the Surviving Corporation..................................7
Section 1.8  Subsequent Actions...................................................................8
Section 1.9  Stockholders' Meeting................................................................8
Section 1.10 Merger Without Meeting of Stockholders...............................................9

                                           ARTICLE II
                                   CONVERSION OF SECURITIES

Section 2.1  Conversion of Capital Stock.........................................................10
Section 2.2  Exchange of Certificates............................................................10
Section 2.3  Dissenting Shares...................................................................12
Section 2.4  Company Option Plans................................................................13

                                        ARTICLE III
                       REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.1  Organization; Subsidiaries..........................................................14
Section 3.2  Capitalization......................................................................15
Section 3.3  Authorization; Validity of Agreement; Company Action................................16
Section 3.4  Vote Required.......................................................................17
Section 3.5  No Violations; Consents and Approvals...............................................17
Section 3.6  SEC Reports and Financial Statements................................................19
Section 3.7  Absence of Certain Changes or Events................................................19
Section 3.8  No Undisclosed Liabilities..........................................................20
Section 3.9  Schedule 14D-9; Offer Documents; Proxy Statement....................................20
Section 3.10 Employee Benefit Plans; ERISA.......................................................20
Section 3.11 Litigation..........................................................................22
Section 3.12 Environmental Protection............................................................23
Section 3.13 Taxes...............................................................................25

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
Section 3.14 Labor and Employment Matters.......................................................26
Section 3.15 Compliance with Laws...............................................................27
Section 3.16 Insurance..........................................................................27
Section 3.17 Contracts..........................................................................28
Section 3.18 Properties.........................................................................28
Section 3.19 Permits............................................................................28
Section 3.20 Intellectual Property..............................................................29
Section 3.21 Year 2000..........................................................................31
Section 3.22 Major Customers....................................................................31
Section 3.23 Opinion of Financial Advisor.......................................................31
Section 3.24 Rights Plan........................................................................31
Section 3.25 Full Disclosure....................................................................32

                                  ARTICLE IV
                       REPRESENTATIONS AND WARRANTIES OF
                           PARENT AND THE PURCHASER

Section 4.1  Organization.......................................................................32
Section 4.2  Authorization; Validity of Agreement; Necessary Action.............................33
Section 4.3  No Violations; Consents and Approvals..............................................33
Section 4.4  Information in the Offer Documents; Proxy Statement;
             Schedule 14D-9.....................................................................34
Section 4.5  Financing..........................................................................34
Section 4.6  Purchaser's Operations.............................................................35
Section 4.7  Vote Required......................................................................35
Section 4.8  Ownership of Shares................................................................35
Section 4.9  Compliance.........................................................................35

                                   ARTICLE V
                                   COVENANTS

Section 5.1  Interim Operations of the Company..................................................35
Section 5.2  HSR Act; Foreign Antitrust Laws....................................................39
Section 5.3  Access to Information..............................................................40
Section 5.4  Reasonable Best Efforts; Consents and Approvals....................................40
Section 5.5  No Solicitation....................................................................40
Section 5.6  Brokers or Finders.................................................................42
Section 5.7  Additional Agreements..............................................................42
Section 5.8  Publicity..........................................................................42
Section 5.9  Notification of Certain Matters....................................................43
Section 5.10 Directors' and Officers' Insurance and Indemnification.............................43
Section 5.11 State Takeover Laws................................................................45
Section 5.12 Resignations.......................................................................45

                                      -ii-
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
Section 5.13 Interim Directors..................................................................45
Section 5.14 Rights Plan........................................................................45
Section 5.15 Employee Benefits..................................................................46

                                  ARTICLE VI
                                  CONDITIONS

Section 6.1  Conditions to Each Party's Obligation To Effect the Merger.........................47

                                 ARTICLE VII
                                 TERMINATION

Section 7.1  Termination........................................................................47
Section 7.2  Effect of Termination..............................................................50

                                 ARTICLE VIII
                                MISCELLANEOUS

Section 8.1  Fees and Expenses..................................................................50
Section 8.2  Amendment and Modification.........................................................51
Section 8.3  Nonsurvival of Representations and Warranties......................................52
Section 8.4  Notices............................................................................52
Section 8.5  Interpretation.....................................................................53
Section 8.6  Waivers............................................................................53
Section 8.7  Counterparts.......................................................................53
Section 8.8  Entire Agreement; No Third Party Beneficiaries.....................................53
Section 8.9  Severability.......................................................................54
Section 8.10 Governing Law......................................................................54
Section 8.11 Assignment.........................................................................54
Section 8.12 Headings...........................................................................54
Section 8.13 Specific Performance...............................................................54

DEFINED TERM                                                                                     PAGE NUMBER
Acquisition Proposal......................................................................................41
Affected Employees .......................................................................................46
CERCLA....................................................................................................23
Certificate of Merger......................................................................................7
Certificates..............................................................................................11
Claim.....................................................................................................44
Closing....................................................................................................7
Closing Date...............................................................................................7
Code......................................................................................................21
Company....................................................................................................1
Company Agreements........................................................................................18
Company Common Stock.......................................................................................1
Company Material Adverse Effect...........................................................................14
Company Material Contracts................................................................................28
Company Required Approvals................................................................................18
Company Required Consents.................................................................................19
Company SEC Documents.....................................................................................14
Company SEC Reports.......................................................................................19
Confidentiality Agreement.................................................................................40
DGCL.......................................................................................................1
Dissenting Shares.........................................................................................12
Effective Time.............................................................................................7
Employee Option...........................................................................................13
Employee Option Plans.....................................................................................13
Environmental Lien........................................................................................24
Environmental or Safety Requirements......................................................................23
Environmental Reports.....................................................................................25
ERISA.....................................................................................................20
ERISA Affiliate...........................................................................................22
Exchange Act...............................................................................................2
GAAP......................................................................................................19
Governmental Entity.......................................................................................18
Hazardous Substances......................................................................................23
HSR Act...................................................................................................18
Indemnified Party.........................................................................................44
Independent Directors......................................................................................6
Intellectual Property.....................................................................................29
IT........................................................................................................31
Joint Venture.............................................................................................15
Knowledge.................................................................................................53
Lehman....................................................................................................31

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
License Agreements........................................................................................30
Lien......................................................................................................18
Made Available............................................................................................53
Major Customers...........................................................................................31
Merger.....................................................................................................6
Merger Consideration......................................................................................10
Minimum Condition..........................................................................................2
MWT (Thailand)............................................................................................15
Offer......................................................................................................2
Offer Documents............................................................................................3
Offer Price................................................................................................2
Offer to Purchase..........................................................................................2
Option Plans..............................................................................................13
Options...................................................................................................13
Parent.....................................................................................................1
Parent Material Adverse Effect............................................................................32
Paying Agent..............................................................................................10
Permits...................................................................................................28
Plans.....................................................................................................20
Preferred Stock...........................................................................................15
Proxy Statement............................................................................................9
Purchaser..................................................................................................1
Purchaser Common Stock....................................................................................10
Release...................................................................................................23
Rights Agreement..........................................................................................16
Schedule 14D-9.............................................................................................4
Schedule TO................................................................................................3
SEC........................................................................................................3
Securities Act............................................................................................13
Series A Preferred Stock..................................................................................15
Shares.....................................................................................................1
Special Meeting............................................................................................8
Stock Option Agreement.....................................................................................4
Subsequent Offering Period.................................................................................3
Subsidiary................................................................................................15
Superior Proposal.........................................................................................41
Surviving Corporation......................................................................................7
Tax.......................................................................................................26
Tax Return................................................................................................26
Termination Fee...........................................................................................51
Title IV Plan.............................................................................................21
Trade Secrets.............................................................................................29
Transactions...............................................................................................1

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
Trigger Event.............................................................................................51
Voting Debt...............................................................................................16
WARN Act..................................................................................................27
Year 2000 Compliant.......................................................................................31

                          AGREEMENT AND PLAN OF MERGER


          AGREEMENT AND PLAN OF MERGER, dated as of May 3, 2000, by and among Eastman Chemical Company, a Delaware corporation ("Parent"), Tartan, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (the "Purchaser"), and McWhorter Technologies, Inc., a Delaware corporation (the "Company").

          WHEREAS, the Boards of Directors of Parent, the Purchaser and the Company have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein;

          WHEREAS, in furtherance thereof, it is proposed that the Purchaser make the Offer (as defined in Section 1.1 hereof) to acquire all shares of the issued and outstanding common stock, par value $0.01 per share, of the Company (referred to herein as either the "Shares" or "Company Common Stock") for $19.70 per share, net to the seller in cash;

          WHEREAS, also in furtherance of such acquisition, the Boards of Directors of Parent, the Purchaser and the Company have approved this Agreement and the Merger (as defined in Section 1.4 hereof) following the Offer in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and upon the terms and subject to the conditions set forth herein;

          WHEREAS, the Board of Directors of the Company has determined that the consideration to be paid for each Share in the Offer and the Merger is fair to the holders of such Shares and has resolved to recommend that the holders of such Shares accept the Offer and approve this Agreement and each of the transactions contemplated by this Agreement, including the Offer and the Merger (the "Transactions"), upon the terms and subject to the conditions set forth herein; and

          WHEREAS, Parent, the Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and Merger.

                  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:


                                    ARTICLE I

                              THE OFFER AND MERGER



          Section 1.1 THE OFFER. (a) Provided that this Agreement shall not have been terminated in accordance with Section 7.1 and none of the events set forth in Annex A hereto shall have occurred and be continuing, as promptly as practicable and in any event within ten (10) business days of the date hereof, the Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) an offer (the "Offer") to purchase for cash all Shares at a price of $19.70 per Share, net to the seller in cash (such price, or such higher price per Share as may be paid in the Offer, being referred to herein as the "Offer Price"), subject to there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which, together with the Shares beneficially owned by Parent or the Purchaser, represents at least a majority of the Shares outstanding on a fully diluted basis (the "Minimum Condition") and to the other conditions set forth in Annex A hereto. Subject to the prior satisfaction or waiver (except that the Minimum Condition may not be waived) of the Minimum Condition and the other conditions of the Offer set forth in Annex A, the Purchaser shall consummate the Offer in accordance with its terms and accept for payment and pay for all Shares tendered pursuant to the Offer as soon as it is legally permitted to do so under applicable law. The obligations of the Purchaser to commence the Offer and to accept for payment and to pay for any Shares validly tendered on or prior to the expiration of the Offer and not withdrawn shall be subject only to the Minimum Condition and the other conditions set forth in Annex A hereto. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing the terms set forth in this Agreement, the Minimum Condition and the other conditions set forth in Annex A hereto. The Purchaser shall not amend or waive the Minimum Condition and shall not decrease the Offer Price, change the form of consideration payable in the Offer, decrease the number of Shares sought in the Offer, impose additional conditions to the Offer, or amend any other condition of the Offer in any manner adverse to the holders of the Shares without the prior written consent of the Company (such consent to be authorized by the Board of Directors of the Company or a duly authorized committee thereof), PROVIDED, HOWEVER, that if on the initial scheduled expiration date of the Offer (as it may be extended), all conditions to the Offer shall not have been satisfied or waived, the Purchaser may, from time to time, in its sole discretion, extend the Offer, PROVIDED, FURTHER, that no such extension pursuant to this sentence shall extend the Offer beyond June 30, 2000 unless any applicable waiting period under the HSR Act (as hereinafter defined) or any foreign antitrust, investment or competition law or regulation has not expired or terminated, in which case no such extension pursuant to this sentence shall extend the Offer beyond July 31, 2000. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase, in each case without the consent of the Company. If, immediately prior to the expiration date of the Offer (as it may be extended), the Shares tendered and not withdrawn pursuant to the Offer constitute less than 90% of the outstanding Shares, the Purchaser may extend the Offer for a period not to exceed ten business days, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer. Following expiration of the Offer, the Purchaser may, in its sole discretion, provide a subsequent offering period (a "Subsequent Offering Period") in accordance with Rule 14d-11 under the Exchange Act.

               (b) As soon as practicable on the date the Offer is commenced, Parent and the Purchaser shall file with the United States Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule TO"). The Schedule TO will include the summary term sheet required thereby and, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (collectively, together with any amendments and supplements thereto, the "Offer Documents"). Parent and the Purchaser further agree to take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and the Purchaser, on the one hand, and the Company, on the other hand, agree to correct promptly any information provided by it for use in the Offer Documents if and to the extent that it shall have become false and misleading in any material respect and the Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given the opportunity to review the Schedule TO before it is filed with the SEC. In addition, Parent and the Purchaser agree to provide the Company and its counsel in writing with any comments, whether written or oral, Parent, the Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, and any written or oral responses thereto.

               (c) In the event that, following a Subsequent Offering Period, if any, the Purchaser has acquired less than 90% of the Shares, but not less than 75% of the Shares, the parties agree that they shall enter into a Stock Option Agreement (the "Stock Option Agreement"), on customary terms, pursuant to which the Company shall grant to the Purchaser an option to purchase that number of Shares equal to the number of Shares that, when added to the number Shares owned by the Purchaser and its affiliates immediately following expiration of the Subsequent Offering Period, shall constitute 90% of the Shares then outstanding on a fully diluted basis.

          Section 1.2 COMPANY ACTIONS.

               (a) Concurrently with the commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-9") which shall, subject to the fiduciary duties of the Company's directors under applicable law as advised by its legal counsel and to any applicable provisions of this Agreement, contain the recommendation referred to in clause (iii) of Section 3.3(b) hereof. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company, on the one hand, and Parent and the Purchaser, on the other hand, agree to correct promptly any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect and the Company further agrees to take all steps necessary to cause the
Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent, the Purchaser and their counsel shall be given the opportunity to review the Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide Parent, the Purchaser and their counsel in writing with any comments, whether written or oral, the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, and any written or oral responses thereto.

               (b) In connection with the Offer, the Company will promptly furnish or cause to be furnished to the Purchaser mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date, and shall furnish the Purchaser with such information and assistance as the Purchaser or its agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares. Except for such steps as are necessary to disseminate the Offer Documents, Parent and the Purchaser shall hold in confidence the information contained in any of such labels and lists and the additional information referred to in the preceding sentence, will use such information only in connection with the Offer, and, if this Agreement is terminated, will deliver or cause to be delivered to the Company all copies of such information then in its possession or the possession of its agents or representatives.

          Section 1.3 DIRECTORS.

               (a) Promptly upon the purchase of and payment for any Shares by Parent or any of its subsidiaries which represents at least a majority of the outstanding Shares (on a fully diluted basis), Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors on such Board (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser, Parent and any of their affiliates bears to the total number of Shares then outstanding. The Company shall, upon request of Parent, use its reasonable best efforts promptly either to increase the size of its Board of Directors, including by amending the by-laws of the Company if necessary to so increase the size of the Board of Directors, or secure the resignations of such number of its incumbent directors, or both, as is necessary to enable Parent's designees to be so elected or appointed to the Company's Board of Directors, and shall use its reasonable best efforts to cause Parent's designees to be so elected or appointed at such time. At such time, the Company shall, upon the request of Parent, also cause persons designated by Parent to constitute the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors, (ii) each board of directors (or similar body) of each Subsidiary (as defined in Section 3.1(c)) of the Company and (iii) each committee (or similar body) of each such board, in each case only to the extent permitted by applicable law or the rules of any stock exchange on which the Company Common Stock is listed. The Company's obligations under this Section 1.3(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3(a) (subject to Parent's timely notification to the Company of such information as is necessary to fulfill such obligations), including mailing to stockholders (together with the Schedule 14D-9 if Parent has then provided the necessary information) the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Parent's designees to be elected or appointed to the Company's Board of Directors. Parent or the Purchaser will supply the Company any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1. The provisions of this Section 1.3(a) are in addition to and shall not limit any rights which the Purchaser, Parent or any of their affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.

               (b) In the event that Parent's designees are elected to the Company's Board of Directors, until the Effective Time, the Company shall cause its Board of Directors to have at least three directors who are directors on the date hereof (the "Independent Directors"), provided that if any Independent Directors may not serve due to death or disability, the remaining Independent Directors (or Independent Director, if there is only one remaining) shall be entitled to designate another person or persons who served as a director on the date hereof to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Director then remains, the other directors shall designate three persons who were directors on the date hereof to fill such vacancies and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that Parent's designees constitute a majority of the Company's Board of Directors, after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to
(i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company's rights, benefits or remedies hereunder, (iii) amend the Certificate of Incorporation or By-laws of the Company or (iv) take any other action of the Company's Board of Directors under or in connection with this Agreement; provided, that if there shall be no Independent Directors as a result of such persons' deaths, disabilities or refusal to serve, such actions may be effected by majority vote of the entire Board of Directors of the Company.

          Section 1.4 THE MERGER.

               (a) Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and the Purchaser shall consummate a merger (the "Merger") pursuant to which (i) the Purchaser shall be merged with and into the Company and the separate corporate existence of the Purchaser shall thereupon cease, (ii) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware, and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in the DGCL.

               (b) The Certificate of Incorporation of the Purchaser, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, except as to the name of the Surviving Corporation, until thereafter amended as provided by law and such Certificate of Incorporation.

               (c) The By-laws of the Purchaser, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation, except as to the name of the Surviving Corporation, until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

          Section 1.5 EFFECTIVE TIME. Parent, the Purchaser and the Company will cause an appropriate Certificate of Merger (the "Certificate of Merger") to be executed and filed on the date of the Closing (as defined in Section 1.6 hereof) (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective on the date on which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

          Section 1.6 CLOSING. The closing of the Merger (the "Closing") will take place at 10:00 a.m., Eastern Standard Time, on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VI hereof (the "Closing Date"), at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois, unless another date or place is agreed to in writing by the parties hereto.

          Section 1.7 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors of the Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective time shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-laws.

          Section 1.8 SUBSEQUENT ACTIONS. If at any time after the Effective Time the Surviving Corporation will consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or the Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or the Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

          Section 1.9 STOCKHOLDERS' MEETING.


               (a) If required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law:

               (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as soon as reasonably practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon this Agreement;

               (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and use its reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "Proxy Statement") to be mailed to its stockholders;

               (iii) subject to the applicable provisions of this Agreement, include in the Proxy Statement the recommendation of the Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement; and

               (iv) use its reasonable best efforts to solicit from holders of Shares proxies in favor of the Merger and shall take all other action reasonably necessary or advisable to secure the approval of stockholders required by the DGCL to effect the Merger.

               (b) Parent agrees that it will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of this Agreement.

          Section 1.10 MERGER WITHOUT MEETING OF STOCKHOLDERS. Notwithstanding
Section 1.9 hereof, in the event that Parent, the Purchaser or any other subsidiary of Parent shall acquire at least 90% of the outstanding shares of each class of capital stock of the Company, pursuant to the Offer or otherwise, the parties hereto agree, at the request of Parent and subject to Article VI hereof, to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

          Section 2.1 CONVERSION OF CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock or common stock, par value $.01 per share, of the Purchaser (the "Purchaser Common Stock"):

               (a) PURCHASER COMMON STOCK. Each issued and outstanding share of the Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

               (b) CANCELLATION OF TREASURY STOCK AND PARENT-OWNED STOCK. All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, the Purchaser or any other wholly owned Subsidiary of Parent shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

               (c) CONVERSION OF SHARES. Each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b) hereof and other than Dissenting Shares (as defined in Section
2.3 hereof)) shall be converted into the right to receive the Offer Price, payable to the holder thereof in cash, without interest (the "Merger Consideration"). From and after the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2 hereof, without interest.

          Section 2.2 EXCHANGE OF CERTIFICATES.

               (a) PAYING AGENT. Parent shall designate a bank or trust company to act as agent for the holders of Shares in connection with the Merger (the "Paying Agent") to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.1(c) hereof. Prior to the Effective Time, Parent or the Purchaser shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration. For purposes of determining the amount of Merger

Consideration to be so deposited, Parent and the Purchaser shall assume that no stockholder of the Company will perfect any right to appraisal of his, her or its Shares. Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation pending payment thereof by the Paying Agent to the holders of the Shares. Earnings from such investments shall be the sole and exclusive property of Parent and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Shares.

               (b) EXCHANGE PROCEDURES. Promptly after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"), whose shares were converted pursuant to Section 2.1 hereof into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not payable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2, without interest thereon.

               (c) TRANSFER BOOKS; NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

               (d) TERMINATION OF FUND; NO LIABILITY. At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed (or of which disbursement is not pending subject only to the Paying Agent's routine administrative procedures) to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for payment of the Merger Consideration in respect of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          Section 2.3 DISSENTING SHARES.

               (a) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has complied with all of the relevant provisions of Section 262 of the DGCL ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal. A holder of Dissenting Shares shall be entitled to receive payment of the appraised value of such Shares held by him or her in accordance with the provisions of Section 262 of the DGCL, unless, after the Effective Time, such holder fails to perfect or withdraws or loses his or her right to appraisal, in which case such Shares shall be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificate or Certificates representing such Shares pursuant to Section 2.2.

               (b) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Com-pany relating to rights of appraisal and (ii) the opportunity to share in the conduct of all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal.

               Section 2.4 COMPANY OPTION PLANS. Parent and the Company shall take all actions necessary to provide that, effective as of the Effective Time,
(i) each outstanding employee stock option, stock equivalent right or right to acquire Shares (an "Employee Option") granted under the Company's 1994 Stock Incentive Plan or the Company's 1996 Incentive Stock Plan (the "Employee Option Plans"), and each outstanding non-employee director option to purchase Shares (collectively with Employee Options, "Options") granted under the 1996 Non-employee Director Stock Option and Award Plan (collectively with the Employee Option Plan, the "Option Plans") whether or not then exercisable or vested, shall be cancelled and (ii) in consideration of such cancellation, Parent shall, or shall cause the Surviving Corporation to, pay to such holders of Options, whether or not then exercisable or vested, an amount in respect thereof equal to the product of (A) the excess, if any, of the Offer Price over the exercise price of each such Option (which, in the case of any stock equivalent right, shall be zero) and (B) the number of Shares subject thereto (such payment, if any, to be net of applicable withholding and excise taxes). As of the Effective Time, the Option Plans shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries shall be cancelled. The Company shall take all action necessary to ensure that, after the Effective Time, no person shall have any right under the Option Plans or any other plan, program or arrangement with respect to equity securities of the Surviving Corporation or any Subsidiary thereof.


                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except as set forth in forms, reports, schedules, statements and other documents filed by the Company since October 31, 1999, under the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), and filed prior to the date hereof (as such documents have been amended since the time of their filing and prior to the date hereof, collectively, the "Company SEC Documents"), the Company represents and warrants to Parent and the Purchaser as follows:

          Section 3.1 ORGANIZATION; SUBSIDIARIES.

               (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The term "Company Material Adverse Effect" shall mean any material adverse effect on the business, operations, properties, assets or financial condition of the Company and its Subsidiaries, taken as a whole (other than changes or effects that are the result of economic factors affecting the economy or financial markets as a whole or generally affecting the resins or paint markets), or on the ability of the Company to consummate the Transactions.

               (b) The Company SEC Documents set forth the name and jurisdiction of incorporation of each of the Company's Subsidiaries. Except as set forth in
Schedule 3.1(b), the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business other than publicly traded securities constituting less than five percent of the outstanding equity of the issuing entity. Except as set forth in Schedule 3.1(b), all the outstanding shares of capital stock of each of the Company's Subsidiaries are owned directly or indirectly by the Company free and clear of all liens, options or encumbrances of any kind and all material claims or charges of any kind, and are validly issued, fully paid and nonassessable, and there are no outstanding options, rights or agreements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of any such Subsidiary to any person except the Company. The Company has heretofore made available to Parent complete and correct copies of the certificate of incorporation and by-laws (or similar organizational documents) of each of the Company's Subsidiaries, as presently in effect.

               (c) Each of the Company's Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The term "Subsidiary" of a person shall mean any corporation or other entity (including partnerships and other business associations and joint ventures) in which such person directly or indirectly owns at least a majority of the voting power represented by the outstanding capital stock or other voting securities or interests having voting power under ordinary circumstances to elect a majority of the directors or similar members of the governing body, or otherwise to direct the management and policies, of such corporation or entity.

               (d) The Company is not a party to or involved in any Joint Ventures other than McWhorter Technologies (Thailand) Co., Ltd., a Thailand limited liability joint venture ("MWT (Thailand)"), which is not currently an operating entity. There are no liabilities arising from the Company's investment in MWT (Thailand) that, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect. The term "Joint Venture" of a person shall mean any corporation or other entity (including partnerships and other business associations and joint ventures) in which such person directly or indirectly owns an equity interest that is less than a majority of any class of the outstanding voting securities or equity of any such entity, other than equity interests held for passive investment purposes that are less than 5% of any class of the outstanding voting securities or equity of any such entity.

          Section 3.2 CAPITALIZATION. (a) The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock"), of which 150,000 shares of Preferred Stock are designated as Series A Junior Participating Preferred Stock (the "Series A Preferred Stock"). As of March 31, 2000, (i) 9,950,685 shares of Company Common Stock are issued and outstanding,
(ii) 920,508 shares of Company Common Stock are issued and held in the treasury of the Company and (iii) 917,847 shares of Company Common Stock are reserved for issuance upon exercise of outstanding Options (of which 812,272 were with respect to stock options and 71,071 were with respect to stock equivalent rights, which stock equivalent rights include 34,504 shares attributable to director deferred compensa-

tion). As of the date hereof, there are no shares of Preferred Stock issued and outstanding. All the outstanding shares of the Company's capital stock are, and all shares of Company Common Stock which may be issued pursuant to the exercise of outstanding Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any of its Subsidiaries issued and outstanding. Except as set forth above and except for the transactions contemplated by this Agreement and except as provided by the Rights Agreement dated as of February 1, 1994, as amended, between the Company and Equiserve Trust Company, N.A. as successor to Wachovia Bank of North Carolina, N.A. (the "Rights Agreement"), as of the date hereof, (i) there are no shares of capital stock of the Company authorized, issued or outstanding and (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligations of the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. Except as contemplated by this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares, or the capital stock of the Company or any Subsidiary or affiliate of the Company, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity.

               (b) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries.

               (c) Except as set forth in Schedule 3.2(c), the Company has no indebtedness for borrowed money.

          Section 3.3 AUTHORIZATION; VALIDITY OF AGREEMENT; COMPANY ACTION.
(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining any necessary approval of its stockholders for the Merger, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by its Board of Directors and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby (other than, with respect to the Merger, obtaining any approval of its stockholders as contemplated by Section 1.9 hereof and the filing of the Certificate of Merger as required by the DGCL). This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery thereof by Parent and the Purchaser, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with their terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (b) The Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) determined that each of the Agreement, the Offer and the Merger are fair to and in the best interests of the stockholders of the Company; (ii) duly and validly approved and taken all corporate action required to be taken by the Board of Directors to authorize the consummation of the Transactions; and (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares to the Purchaser pursuant to the Offer and approve and adopt this Agreement and the Merger, and none of the aforesaid actions by the Board of Directors of the Company has been amended, rescinded or modified. The action taken by the Board of Directors of the Company constitutes approval of the Transactions by the Board of Directors of the Company under the provisions of Section 203 of the DGCL and no other state takeover statute, is applicable to the Transactions.

          Section 3.4 VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger and is only necessary in the event that the number of shares of Company Common Stock tendered pursuant to the Offer represents less than 90% of the issued and outstanding shares of Company Common Stock.

          Section 3.5 NO VIOLATIONS; CONSENTS AND APPROVALS.

               (a) Neither the execution, delivery or performance of this Agreement or, if applicable, the Stock Option Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby or thereby nor compliance by the Company with any of the provisions hereof or thereof will
(i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws or similar organizational documents of the Company or any of its Subsidiaries, (ii) subject to obtaining the Company Required Approvals (as defined in Section 3.5(b) hereof) and the approval of the stockholders of the Company, require any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (a "Governmental Entity"), (iii) subject to obtaining the Company Required Consents (as defined in Section 3.5(b) hereof), result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or result in the creation of any lien, mortgage, security interest, charge, claim or encumbrance of any kind (collectively, a "Lien") upon any of the properties or assets of the Company or its Subsidiaries) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, franchise, concession, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (the "Company Agreements") or (iv) subject to obtaining the Company Required Approvals, violate any order, writ, injunction, judgment, decree, statute, law, rule, regulation, ordinance, permit or license applicable to the Company or any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) violations, breaches, defaults, Liens and failures to obtain filings, permits, authorizations, consents and approvals, which would not, individually or in the aggregate, have a Company Material Adverse Effect.

               (b) Except as set forth in Schedule 3.5(b), no material declaration, filing, permit, consent, registration or notice to or authorization or approval of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement or the Stock Option Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or thereby or compliance by the Company with any of the provisions hereof or thereof, except for declarations, filings, permits, consents, registrations, notices, authorizations and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), foreign antitrust, investment or competition laws or regulations, state securities or blue sky laws and the DGCL (the "Company Required Approvals"). There are no third party consents required to be obtained under the Company Agreements to consummate the Transactions, except for third party consents set forth on
Schedule 3.5(b) hereto (the "Company Required Consents").

          Section 3.6 SEC REPORTS AND FINANCIAL STATEMENTS. The Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since April 1, 1997 under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Company SEC Reports"). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Reports, including, without limitation, any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. None of the Subsidiaries is required to file any forms, reports or other documents with the SEC. The financial statements of the Company (including the related notes thereto) included in the Company SEC Reports have been prepared from the books and records of the Company and its consolidated Subsidiaries in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated Subsidiaries as at the dates thereof and for the periods presented therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which were not and are not expected, individually or in the aggregate, to be material in amount and the absence of certain footnote disclosures).

          Section 3.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company SEC Documents filed prior to the date hereof or as set forth on any Schedule hereto, since January 31, 2000, (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course, (ii) there has not occurred any events or changes (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) that have had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, and (iii) neither the Company nor any of its Subsidiaries has taken any action that would have been prohibited under Section 5.1 hereof (other than subsections (f) and (q) of Section 5.1) if such section applied to the period between January 31, 2000 and the date of this Agreement.

          Section 3.8 NO UNDISCLOSED LIABILITIES. Except (i) as disclosed in the Company SEC Documents filed prior to the date hereof, (ii) as disclosed on
Schedule 3.8 hereto and (iii) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice, since January 31, 2000, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have had, or would be reasonably likely to have, a Company Material Adverse Effect.

          Section 3.9 SCHEDULE 14D-9; OFFER DOCUMENTS; PROXY STATEMENT. Neither the Schedule 14D-9, any other document required to be filed by the Company with the SEC in connection with the Transactions, nor any information supplied by the Company for inclusion in the Offer Documents will, at the respective times the
Schedule 14D-9, any such other filings by the Company, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first mailed to Company stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement (or any amendment thereof or supplement thereto), if any, will not, at the date mailed to Company stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made in any of the foregoing documents based on information supplied by Parent or the Purchaser for inclusion therein. The Schedule 14D-9, any such other filings by the Company and the Proxy Statement, if any, will comply as to form in all material respects with the provisions of the applicable federal securities laws and the rules and regulations thereunder.

          Section 3.10 EMPLOYEE BENEFIT PLANS; ERISA.

          All employee benefit programs, plans, or arrangements (including but not limited to employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained by the Company or any of its ERISA Affiliates (collectively, the "Plans") are in compliance with, and at all times have been administered and operated in accordance with, the terms of such Plans and applicable law, except for any failure to so comply, operate or administer the Plans that would not, individually or in the aggregate, be reasonably likely to result in a Company Material Adverse Effect. The Internal Revenue Service has issued a determination letter to the effect that each such Plan which is intended to be "qualified" within meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") is so qualified (and no circumstances exist that are reasonably expected to result in the revocation of any such determination). Except as set forth in Schedule 3.10 or in written documents made available to Parent or the Purchaser prior to the date hereof, neither the Company, its Subsidiaries nor the ERISA Affiliates maintains or within the last six (6) years has maintained any plan, program or arrangement subject to Title IV of ERISA (a "Title IV Plan"). No event which constitutes a "reportable event" as defined in
Section 4043 of ERISA has occurred with respect to any Title IV Plan which presents a material risk of the termination or partial termination of any such Plan or would reasonably be expected to result in a material liability of the Company or any of its Subsidiaries. No Title IV Plan has been terminated in connection with which any liability has been incurred which has not been satisfied in full. Full payment has been made, or provision has been made therefor, of all amounts which the Company or any of its Subsidiaries or ERISA Affiliates were required under the terms of the Plans and applicable law to have paid as contributions to such Plans and no Plan which is subject to Part 3 of Subtitle B of the Title I of ERISA has incurred any "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived. Neither the Company nor any of its Subsidiaries has at any time during the prior six years engaged in any nonexempt prohibited transactions in connection with any Plan (or its related trust) with respect to which the Company, any of its Subsidiaries, or any officer, director or employee of the Company or any of its Subsidiaries, would be subject to either a penalty pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code nor, to the knowledge of the Company, will the consummation of the transactions contemplated by this Agreement constitute such a transaction which penalty or tax would, individually or in the aggregate, result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has, at any time during the prior six years, incurred any liability under the fiduciary provisions of ERISA, other than any liability that would not individually, or in the aggregate, result in a Company Material Adverse Effect. Except for claims for benefits in the ordinary course of business, no claim, action or litigation has been made, commenced or, to the knowledge of the Company, expressly threatened with respect to any Plan that would, if adversely determined, result in a Company Material Adverse Effect.

Except as set forth in Schedule 3.10, neither the Company nor any of its Subsidiaries or ERISA Affiliates has participated in or contributed to or been required to contribute to any multiemployer plan as defined in Section 3(37) of ERISA at any time during the prior six years. With respect to each employee pension benefit plan (as defined in Section 3(2) of ERISA) which is a defined benefit plan and is not a multiemployer plan, on the date of the most recent actuarial valuation, the assets of such Plan available to meet the accrued liabilities of such Plan exceeded the projected benefit obligation with respect to the Plan based on the actuarial assumptions most recently used by the Company with respect to the Plan for financial accounting purposes. Except as set forth on Schedule 3.10, no Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any of its Subsidiaries for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any employee pension benefit plan, or
(iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary). The Company has delivered to Parent true and correct copies of any agreement, contract or arrangement, and any amendments thereto, that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code. With respect to each Plan, the Company has heretofore delivered or made available to Parent a true and complete copy of the Plan and any amendments thereto, the two most recent annual reports and actuarial reports, if required under ERISA, and the most recent report prepared with respect thereto in accordance with FASB 87. For purposes of this Agreement, "ERISA Affiliate" shall mean, with respect to any trade or business, another trade or business, whether or not incorporated, that is treated under Section 414(b), (c), (m), or (o) of the Code as part of the controlled group of, under common control with, or a member of an affiliated service group including the first trade or business.

          Section 3.11 LITIGATION. Except as set forth in Schedule 3.11, there is no litigation, arbitration, suit, claim, action, proceeding, investigation or review by or before any Governmental Entity pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries
(i) which, if adversely decided, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect or (ii) which questions or challenges the validity of this Agreement or any action to be taken by the Company or any of its Subsidiaries pursuant to this Agreement or in connection with the Transactions, and there is not actually known to the executive officers of the Company any reasonable basis for any such suit, claim, action, proceeding or investigation. Except as set forth in Schedule 3.11, neither the Company nor any of its Subsidiaries is subject to any judgments, awards, decrees, injunctions or orders of any Governmental Entity applicable to the Company or any of its Subsidiaries. As to any litigation, arbitrations, suits, claims, actions, proceedings, investigations and reviews disclosed in the Company SEC Documents filed prior to the date of this Agreement, since October 31, 1999, there have not been any significant developments with respect thereto.

          Section 3.12 ENVIRONMENTAL PROTECTION.

          Except as singularly or in the aggregate could not reasonably be expected to result in a Company Material Adverse Effect or as is set forth in
Schedule 3.12:

          (a) The Company and its Subsidiaries have complied and are in compliance with all applicable Environmental or Safety Requirements. "Environmental or Safety Requirements" means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations and all binding agreements in each case concerning public health and safety, worker health and safety, and pollution or protection of the environment (including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release or threatened Release (whether onsite or offsite), control, or cleanup of any Hazardous Substance. "Hazardous Substance" means any hazardous or toxic materials, substances, wastes, mixtures or chemicals (or words of similar import), pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation. "Release" has the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended, or similar state Environmental or Safety Requirements.

          (b) Without limiting the generality of the foregoing, the Company and its Subsidiaries have obtained and complied with, and are in compliance with, all material permits, licenses and other authorizations that are required pursuant to Environmental or Safety Requirements for the occupation of their facilities and the operation of their business.

          (c) Without regard to whether there is a Company Material Adverse Effect and except as set forth in written documents made available to Parent or the

Purchaser prior to the date hereof, the Company and its Subsidiaries have not received any written notice, report or other information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or investigatory, removal, remedial or corrective obligations, relating to the Company or its Subsidiaries, any of their respective current or former properties and facilities or any current or former offsite properties and facilities used in the business of the Company or its Subsidiaries, and arising under Environmental or Safety Requirements.

          (d) Except as set forth in written documents made available to Parent or the Purchaser prior to the date hereof, no landfills, surface impoundments, waste piles or other waste management, treatment, storage or disposal areas exist at any property or facility currently owned or operated by the Company or its Subsidiaries.

          (e) Except as set forth in written documents made available to Parent or the Purchaser prior to the date hereof, the Company and its Subsidiaries have not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released, either onsite or offsite, any Hazardous Substance, or owned, operated or used in any facility or property (and no such property or facility is contaminated by any such substance), in such a manner that has resulted in, or, to the knowledge of the Company, is reasonably likely to result in, any liabilities of the Company or its Subsidiaries for cleanup, remediation response costs or natural resource damages pursuant to any Environmental or Safety Requirements.

          (f) Neither the Company nor its Subsidiaries have, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for removal, corrective or remedial action, of any other person relating to any Environmental or Safety Requirements.

          (g) No Environmental Lien has attached to any property currently owned, leased or operated by the Company or any of its Subsidiaries. "Environmental Lien" means a lien, either recorded or unrecorded, in favor of any Governmental Entity, relating to any liability arising under Environmental or Safety Requirements.

          (h) Without limiting the foregoing and except as set forth in written documents made available to Parent or the Purchaser prior to the date hereof, no facts, events or conditions relating to the past or present facilities, properties or operations of the Company or its Subsidiaries, or, to the Company's knowledge, any predecessor or affiliate thereof, will prevent, hinder or limit continued compliance in all material respects by the Company with applicable Environmental or Safety

Requirements, give rise to any investigatory, removal, remedial or corrective obligations pursuant to Environmental or Safety Requirements, result in on Environmental Lien or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental or Safety Requirements, including without limitation any relating to onsite or offsite Release or threatened Release of a Hazardous Substance, personal injury, property damage or natural resource damage.

          (i) The Company has made available to Parent true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring ("Environmental Reports") possessed or initiated by the Company or any of its Subsidiaries pertaining to Hazardous Substances in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries, or regarding the Company's or its Subsidiaries' compliance with applicable Environmental or Safety Requirements.

          Section 3.13 TAXES.


          Except as set forth in Schedule 3.13 hereto:


               (i) The Company and its Subsidiaries have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) the Company and its Subsidiaries have paid all Taxes that are shown as due on such filed Tax Returns or that the Company or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith or for such amounts that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect; (iii) as of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened in writing audits, examinations, investigations or other proceedings with respect to Taxes or Tax matters relating to the Company or any of its Subsidiaries which, if determined adversely to the Company or such Subsidiary, could reasonably be expected to have a Company Material Adverse Effect; (iv) there are no deficiencies or claims for any Taxes that have been proposed, asserted or assessed against the Company or any of its Subsidiaries which, if such deficiencies or claims were finally resolved against the Company or such Subsidiary, could reasonably be expected to have a Company Material Adverse Effect; (v) there are no material liens or claims for Taxes upon the assets of the Company or any of its Subsidiaries, other than liens or claims for current Taxes not yet due and payable and liens or claims for Taxes that are being contested in good faith by appropriate proceedings; (vi) neither the Company nor any of its Subsidiaries has made an election under Section 341(f) of the Code; (vii) neither the Company nor any of its Subsidiaries is, or has been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (viii) neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (a) in the two years prior to the date of this Agreement or (b) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in connection with the Offer or the Merger; and (ix) neither the Company nor any of its Subsidiaries has taken any action, or failed to take any action, that has resulted in, or is reasonably likely to result in, a claim for indemnification against the Company pursuant to the Tax Sharing Agreement, dated as of February 18, 1994, by and between The Valspar Corporation and the Company. "Tax" means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties, fines and additions to tax imposed with respect to such amounts and any interest in respect of such penalties and additions to tax. "Tax Return" means all returns and reports (including elections, claims, declarations, disclosures, schedules, estimates, computations and information returns) required to be supplied to a Tax authority in any jurisdiction relating to Taxes.

          Section 3.14 LABOR AND EMPLOYMENT MATTERS.

               (a) Except as set forth in Schedule 3.14 hereto, since January 1, 1997, neither the Company nor any of its Subsidiaries has been a party to any collective bargaining agreement or other labor agreement with any union or labor organization and there has not, to the knowledge of the Company, been any activity or proceeding of any labor organization or employee group to organize any such employees. Except as set forth in Schedule 3.14; (i) there are no unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board; (ii) there are no labor strikes, slowdowns or stoppages actually pending or threatened against or affecting the Company or any of its Subsidiaries; (iii) there are no representation claims or petitions pending before the National Labor Relations Board and there are no questions concerning represen-tation with respect to the employees of the Company or its Subsidiaries; and
(iv) there are no grievance or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement, except, with respect to clauses (i) through (iv), such events as would not, individually or in the aggregate, have a Company Material Adverse Effect.

               (b) Except as set forth in Schedule 3.14, neither the Company nor any of its Subsidiaries has effectuated (i) a "plant closing" (as defined in the Worker Adjustment and Retraining Notification Act (the "WARN Act")) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries or (ii) a "mass layoff" (as defined in the WARN Act), nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation that could result in a material liability of the Company and its Subsidiaries, taken as a whole.

               (c) Except as set forth in Schedule 3.14(c), there are no employment contracts or severance agreements with any employees of the Company or any of its Subsidiaries.

          Section 3.15 COMPLIANCE WITH LAWS. Other than with respect to Environmental or Safety Requirements (which are addressed in Section 3.12), the Company and its Subsidiaries have complied in all respects with all laws and governmental regulations and orders applicable to any of the property owned, leased or used by them, or applicable to their business, except for such non-compliance as could not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Schedule 3.15, no notice, charge, claim, action or assertion has been received by the Company or any of its Subsidiaries alleging any violation of such laws, regulations and orders, except for such violations which could not reasonably be expected to have, a Company Material Adverse Effect.

          Section 3.16 INSURANCE. As of the date hereof, the Company and each of its Subsidiaries are, and continually since 1995 have been, insured by insurers, reasonably believed by the Company to be of recognized financial responsibility and solvency, against such losses and risks and in such amounts as are customary in the businesses in which they are engaged. Except as set forth in Schedule 3.16, all policies of insurance providing material coverage in favor of the Company, its Subsidiaries or any of their respective properties and assets are in full force and effect in all material respects, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid and no notice of cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any such policy.

          Section 3.17 CONTRACTS. Each contract filed as an exhibit to the Company SEC Documents (the "Company Material Contracts") is valid and binding on the Company (or, to the extent a Subsidiary of the Company is a party, such Subsidiary) and is in full force and effect, and the Company or such Subsidiary has performed in all material respects all obligations required to be performed by it to date under each Company Material Contract. Neither the Company nor any of its Subsidiaries has knowledge of, or has received notice of, any violation or default under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Company Material Contract by either the Company or any of its Subsidiaries, as the case may be, or any other party to a Company Material Contract.

          Section 3.18 PROPERTIES.

               (a) The Company and each of its Subsidiaries has good title to all of the properties and assets which it purports to own (real, personal and mixed, tangible and intangible), except as would not be reasonably likely to have a Company Material Adverse Effect.

               (b) A list and description of all material real property owned or leased to or by the Company or any of its Subsidiaries or in which any of them has an interest is set forth in Schedule 3.18(b) hereto.

               (c) The properties and assets presently owned, leased or licensed by the Company and its Subsidiaries include all properties and assets necessary to permit the Company and its Subsidiaries to conduct their businesses in the same manner as their businesses have been conducted prior to the date hereof, except for such failures to own, lease or license such properties or assets that would not be reasonably likely to have a Company Material Adverse Effect.

          Section 3.19 PERMITS. Except as would not be reasonably likely to have a Company Material Adverse Effect or as set forth on Schedule 3.19, the Company has all permits, licenses, certificates, approvals, notices, easements, rights-of-way, qualifications and authorizations issued or granted by Governmental Entities (collectively, the "Permits") necessary to carry on the business of the Company and its Subsidiaries as presently conducted and at each location where such business is being conducted, and (i) all such Permits are in full force and effect and are validly held by the Company or a Subsidiary of the Company, (ii) neither the Company nor any of its Subsidiaries has engaged in any activity which would cause or permit revocation or suspension of any such Permit, and no action or proceeding looking to or contemplating the revocation or suspension of any such Permit is pending or, to the knowledge of the Company, threatened, (iii) there are no existing defaults or events of default or event or state of facts which with notice or lapse of time or both would constitute a default by the Company or any of its Subsidiaries under any such Permit, (iv) the Company has no knowledge of any claimed or purported or alleged defaults or state of facts which with notice or lapse of time or both would constitute a default on the part of any other party in the performance of any obligation to be performed or paid by any other party under any Permit, and (v) neither the Company nor any of its Subsidiaries has received any written warning, notice, notice of violation or probable violation, statement of deficiencies, notice of revocation, or other written communication from or on behalf of any Governmental Entity that remains unresolved or which has resulted in any restriction on the permissible operations of the Company or any of its Subsidiaries, alleging (A) any violation of any such Permit or of any law, rule or regulation or (B) that the Company or any of its Subsidiaries requires any Permit for the operation of their respective business, as such businesses are currently conducted, that is not currently held by it.

          Section 3.20 INTELLECTUAL PROPERTY.

          (a) As used herein, the term "Intellectual Property" means all United States and foreign trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, together with goodwill, registrations and applications relating to the foregoing; patents, mask works, copyrights (including registrations and applications for any of the foregoing); computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, databases and compilations, including any and all data and collections of data, all documentation, including user manuals and training materials, related to any of the foregoing and the content and information contained on any Web site; confidential information, technology, know-how, inventions, processes, formulae, algorithms, models and methodologies (such confidential items, collectively "Trade Secrets") held for use or used in the business of the Company or its Subsidiaries as conducted as of the date hereof, or as presently contemplated to be conducted and any licenses to use any of the foregoing.

          (b) As used herein, the term "License Agreements" means all agreements granting or obtaining any right to use or practice any rights under any Intellectual Property, to which the Company or any of its Subsidiaries is a party or otherwise bound, as licensee or licensor thereunder, including, without limitation, license agreements, settlement agreements and covenants not to sue.

          (c) Except as would not have a Company Material Adverse Effect:

               (i) except as set forth on Schedule 3.20, the Company or its Subsidiaries own or have the right to use all Intellectual Property, free and clear of all Liens;

               (ii) except as set forth on Schedule 3.20, the Company has not received written notice from any third party regarding any actual or potential infringement or misappropriation by the Company or any of its Subsidiaries of any intellectual property of such third party, and the Company has no knowledge of any basis for such a claim against the Company or any of its Subsidiaries;

               (iii) except as set forth on Schedule 3.20, the Company has not received written notice from any third party regarding any material assertion or claim challenging the validity of any Intellectual Property owned or used by the Company or any of its Subsidiaries and the Company has no knowledge of any basis for such a claim;

               (iv) neither the Company nor any of its Subsidiaries have licensed or sublicensed its rights in any Intellectual Property to unaffiliated third parties, or received or been granted any such rights from unaffiliated third parties, other than pursuant to the License Agreements;

               (v) to the knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by the Company or any of its Subsidiaries;

               (vi) the material License Agreements are valid and binding obligations of the Company or of its Subsidiaries, enforceable in accordance with their terms, and there exists no event or condition which will result in a violation or breach of, or constitute a default by the Company or of its Subsidiaries or, to the knowledge of the Company, the other party thereto, under any such License Agreement; and

          (vii) the Company and each of its Subsidiaries takes reasonable measures to protect the confidentiality of Trade Secrets.

               Section 3.21 YEAR 2000. The Company's and its Subsidiaries' information technology ("IT") (whether in the form of computer hardware, operating system or software, telecommunications hardware, operating system or software, any other type of hardware, operating system or software, embedded microchips, security or locking systems or otherwise) is Year 2000 Compliant, and to the knowledge of the Company, other information technology being acquired or used in combination with IT is Year 2000 Compliant, except for such noncompliance, if any, which would not have a Company Material Adverse Effect. For purposes of this Section 3.21, "Year 2000 Compliant" means that such information technology is designed to be used prior to, during, and after calendar year 2000 A.D., and during each such time period, will accurately receive, provide and process date/time data (including calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including the years 1999 and 2000, and will not malfunction, cease to function, or provide invalid or incorrect results as a result of data/time data.

               Section 3.22 MAJOR CUSTOMERS. To the knowledge of the Company, since January 31, 2000, there has not been any material adverse change in the business relationship between the Company and/or its Subsidiaries, on the one hand, and any of the ten (10) most significant customers ("Major Customers") of the Company and its Subsidiaries for the fiscal year 1999, on the other hand. As of the date hereof, neither the Company nor any of its Subsidiaries has received notice, nor do they reasonably believe, that any Major Customer intends to terminate its relationship with the Company and its Subsidiaries. From and after the date hereof, neither the Company nor any of its Subsidiaries shall have received notice, nor do they reasonably believe, that any Major Customer intends to terminate its relationship with the Company and its Subsidiaries not due in part or in whole to the identity of Parent or the Purchaser.

               Section 3.23 OPINION OF FINANCIAL ADVISOR. The Company has received an opinion from Lehman Brothers Inc. ("Lehman") to the effect that the consideration to be received by the stockholders of the Company pursuant to the Offer and the Merger is fair to such stockholders from a financial point of view, a copy of which opinion has been, or promptly upon receipt thereof will be, provided to Parent. The Company has been authorized by Lehman to permit the inclusion of such opinion in its entirety in the Schedule 14D-9 and Proxy Statement, if any.

               Section 3.24 RIGHTS PLAN. The Board of Directors of the Company has authorized an amendment to the Rights Agreement to provide that (i) so long as this Agreement has not been terminated pursuant to Section 7.1, a Distribution Date (as such term is defined in the Rights Agreement) shall not occur or be deemed to occur, and neither Parent nor the Purchaser shall become an Acquiring Person (as such term is defined in the Rights Agreement), as a result of the execution, delivery or performance of this Agreement, the announcement, making or consummation of the Offer, the acquisition of Shares pursuant to the Offer or the Merger, the consummation of the Merger or any other transaction contemplated by this Agreement and (ii) the Rights shall expire immediately prior to the consummation of the Offer.

               Section 3.25 FULL DISCLOSURE. The Company has not failed to disclose to Parent any fact materially adverse to the business, operations, properties, assets or financial condition of the Company and its Subsidiaries, taken as a whole. No representation or warranty in this Agreement (including the schedules hereto) and no statement contained in any document or certificate required by this Agreement to be delivered to Parent or the Purchaser contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.


                                   ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

               Parent and the Purchaser represent and warrant to the Company as follows:

               Section 4.1 ORGANIZATION. Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. The term "Parent Material Adverse Effect" shall mean any material adverse affect on the ability of Parent or the Purchaser to consummate the Offer or the Merger. Parent has heretofore made available to the Company a complete and correct copy of the certificate of incorporation and by-laws, each as amended to date, of Parent and the Purchaser, and such certificates of incorporation and by-laws are in full force and effect.

               Section 4.2 AUTHORIZATION; VALIDITY OF AGREEMENT; NECESSARY ACTION. Each of Parent and the Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and the Purchaser of this Agreement, and the consummation by them of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent and the Purchaser and no other corporate action on the part of Parent or the Purchaser is necessary to authorize the execution and delivery by Parent and the Purchaser of this Agreement and the consummation by them of the transactions contemplated hereby (other than, with respect to the Merger, the filing of the Certificate of Merger as required by the DGCL). This Agreement has been duly executed and delivered by Parent and the Purchaser, as the case may be, and, assuming due and valid authorization, execution and delivery thereof by the Company, constitutes a valid and binding obligation of each of Parent and the Purchaser, as the case may be, enforceable against them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

               Section 4.3 NO VIOLATIONS; CONSENTS AND APPROVALS.

               (a) Neither the execution, delivery or performance of this Agreement or, if applicable, the Stock Option Agreement by Parent and the Purchaser nor the consummation by Parent and the Purchaser of the transactions contemplated hereby or thereby nor compliance by Parent and the Purchaser with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation or by-laws of Parent and the Purchaser, (ii) subject to obtaining the Company Required Approvals, require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or result in the creation of any Lien upon any of the properties or assets of Parent or its Subsidiaries) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, franchise, concession, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, judgment, decree, statute, law, rule, regulation, ordinance, permit or license applicable to Parent, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) violations, breaches, defaults, Liens and failures to obtain filings, permits, authorizations, consents and approvals, which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

               (b) No material declaration, filing, permit, consent, registration or notice to or authorization or approval of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement or the Stock Option Agreement by Parent and the Purchaser, the consummation by them of the transactions contemplated hereby or thereby or compliance by them with any of the provisions hereof or thereof, except for declarations, filings, permits, consents, registrations, notices, authorizations and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, foreign antitrust, investment or competition laws or regulations, state securities or blue sky laws and the DGCL.

               Section 4.4 INFORMATION IN THE OFFER DOCUMENTS; PROXY STATEMENT;
SCHEDULE 14D-9. The Offer Documents and any other document required to be filed by Parent or Purchaser with the SEC in connection with the Offer will comply as to form in all material respects with the provisions of the applicable federal securities laws and the rules and regulations thereunder and, on the date filed with the SEC and on the date first mailed to Company stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or the Purchaser with respect to information furnished by the Company for inclusion in the Offer Documents. None of the information supplied by Parent or the Purchaser for inclusion or incorporation by reference in the Proxy Statement, if any, or the
Schedule 14D-9 or any other SEC filing made by the Company in connection with the Offer will, at the date mailed to Company stockholders and, in the case of the Proxy Statement, if any, at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

               Section 4.5 FINANCING. At the time of execution of this Agreement, expiration of the Offer and at the Effective Time, either the Purchaser will have available or Parent will make available the funds necessary to purchase all of the Shares pursuant to the Offer and the Merger and to pay all fees and expenses in connection therewith.

               Section 4.6 PURCHASER'S OPERATIONS. The Purchaser was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

               Section 4.7 VOTE REQUIRED. No vote of the holders of any of the outstanding shares of capital stock of Parent is necessary to approve this Agreement and the transactions contemplated hereby.

               Section 4.8 OWNERSHIP OF SHARES. As of the date of this Agreement, neither Parent nor any of its subsidiaries nor, to the best of its knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in case of either clause (i) or
(ii), any Shares.

               Section 4.9 COMPLIANCE. Neither Parent nor the Purchaser is in conflict with, or in default or violation of, (a) any law, rule, regulation, order, judgment or decree applicable to Parent or the Purchaser or by which any property or asset of Parent or the Purchaser is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or the Purchaser is a party or by which Parent or the Purchaser or any property or asset of Parent or the Purchaser is bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Parent Material Adverse Effect.


                                    ARTICLE V

                                    COVENANTS

               Section 5.1 INTERIM OPERATIONS OF THE COMPANY. The Company covenants and agrees that, except (i) as expressly contemplated by this Agreement, (ii) as set forth in Schedule 5.1, or (iii) as consented to in writing by Parent (such consent not to be unreasonably withheld), after the date hereof, and prior to the Effective Time:

               (a) the business of the Company and each of its Subsidiaries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, each of the Company and its Subsidiaries shall use its reasonable best efforts to preserve its business organization substantially intact and maintain its existing relations with customers, suppliers, employees, creditors, business partners and others having significant business dealings with them;

               (b) the Company shall not, and shall not permit any of its Subsidiaries to: (i) amend its certificate of incorporation or by-laws or similar organizational documents; (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock, except that a wholly owned Subsidiary of the Company may declare and pay a dividend or make advances to its parent or the Company; (iii) issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of, capital stock of any class or Voting Debt of the Company or any of its Subsidiaries, other than shares of Company Common Stock reserved for issuances pursuant to the exercise of Options outstanding on the date hereof; (iv) split, combine or reclassify the outstanding Company Common Stock or any outstanding capital stock of any of the Subsidiaries of the Company; or (v) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or any instrument or security which consists of or includes a right to acquire such shares;

               (c) the Company shall not, and shall not permit any of its Subsidiaries to, transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets other than in the ordinary and usual course of business and consistent with past practice and other than sales of assets that do not exceed $250,000 per transaction and $1,500,000 in the aggregate;

               (d) the Company shall not, and shall not permit any of its Subsidiaries to, acquire or publicly propose to acquire or agree to acquire (i) by merging or consolidating with, or by purchasing an equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets outside of the ordinary and usual course of business;

               (e) the Company shall not grant any increase in the compensation payable or to become payable by the Company to any executive officers of the Company, and the Company shall not, and shall not permit any of its Subsidiaries to (i) grant any increase in the compensation payable or to become payable, except for increases in the ordinary and usual course of business, including in connection with internal promotions, and consistent with past practice, to employees of the Company or its Subsidiaries or any executive officer of the Company's Subsidiaries or enter into or adopt any new, or amend or otherwise increase or accelerate the payment or vesting of any benefit or amount payable or to become payable under any, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan, or other contract, agreement, commitment, arrangement, plan, trust fund or policy maintained or contributed to or entered into by the Company or any of its Subsidiaries for the benefit of any employee; or (ii) enter into any employment (other than "at will") or severance agreement with or, except in accordance with the policies and practices of the Company existing on the date hereof with respect to non-executive employees, grant any severance or termination pay to any officer, director or employee of the Company or any of its Subsidiaries;

               (f) the Company shall not, and shall not permit any of its Subsidiaries to, other than with respect to contracts terminable upon no more than ninety (90) days notice without penalty, (i) enter into new contracts, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any contract or agreement to which the Company or any of its Subsidiaries is a party, which is material to the Company and its Subsidiaries taken as a whole and provided that the term of any new contract or any contract modification, amendment or renewal does not exceed twelve months, and, provided further, that no loans or advances shall be made or extended to any customer in connection with any such contract, modification, amendment or renewal, or waive, release or assign any material rights or claims therein, or (ii) enter into, modify, amend, or renew any contract or agreement if the dollar value of such new contract or agreement, or existing contract or agreement as so amended, modified, or renewed, is or would be in excess of $150,000 (not to exceed $1,500,000 in the aggregate);

               (g) the Company shall, and shall cause each of its Subsidiaries to, maintain insurance coverage that in the aggregate is not materially different from that which is currently in effect;


               (h) the Company shall not, and shall not permit any of its Subsidiaries to: (i) incur or assume any long-term debt or incur or assume any short-term indebtedness or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, in each case except pursuant to the borrowings under existing bank lines of credit (or replacement lines of credit of equal or lesser amounts which have terms no less favorable to the Company than the lines of credit being replaced or, with respect to overnight facilities, which have terms no less favorable than market rates) in the ordinary and usual course of business; (ii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned Subsidiaries of the Company consistent with past practice); or (iii) make any new capital expenditure or expenditures which exceed the amounts budgeted therefor in the 2000 capital expenditure budget for the Company, a copy of which has been provided to Parent;

               (i) the Company shall not, and shall not permit any of its Subsidiaries to, change any of the accounting principles used by it except as required by law, rule, regulation or GAAP;

               (j) the Company shall not, and shall not permit any of its Subsidiaries to, make any material Tax election other than in the ordinary course of business and consistent with past practice, change any material Tax election already made, adopt any material accounting method relating to Taxes, change any material accounting method relating to Taxes unless required by GAAP, settle or compromise any Tax liability in excess of $100,000 arising from or in connection with any single issue or consent to any waiver of the statute of limitations for any such Tax liability;

               (k) the Company shall not, and shall not permit any of its Subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations (i) in the ordinary course of business and consistent with past practice, (ii) properly reflected or reserved against in the consolidated financial statements (or the notes thereto) as of and for the fiscal quarter ended January 31, 2000 of the Company and its consolidated Subsidiaries, or (iii) not in excess of $100,000 individually or $1,000,000 in the aggregate; provided, however, that notwithstanding the foregoing, the Company shall be entitled to pay on a timely basis all reasonable, documented advisory fees and expenses related to this Agreement and the transactions contemplated hereby;

               (l) the Company shall not, and shall not permit any of its Subsidiaries to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

               (m) the Company shall not, and shall not permit any of its Subsidiaries to, amend, renew, terminate or cause to be extended any material lease, agreement or arrangement relating to any of its leased properties or enter into any material lease, agreement or arrangement with respect to any real property;

               (n) the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to maintain in effect all existing Permits that are material to the operations of the Company or any of its Subsidiaries;

               (o) subject to the other restrictions set forth in this Section 5.1, the Company shall not, and shall not permit any of its Subsidiaries to, enter into any agreement or arrangement with any of their respective officers, directors, 10% stockholders or any persons affiliated with the foregoing, other than such agreements and arrangements as are entered into in the usual, ordinary and regular course of business and which have been negotiated on an arms-length basis and are no less favorable to the Company or its Subsidiaries than the Company or such Subsidiary would have obtained from an unaffiliated third party, and provided that the Company shall have scheduled such items pursuant to
Schedule 3.7 or, if after the date of this Agreement, the Company shall have notified Parent in writing prior to entering into any such affiliate transaction;

               (p) the Company shall not, and shall not permit any of its Subsidiaries to, take, or agree to commit to take, any action that would materially impair the ability of the Company, Parent or Purchaser to consummate the Offer or the Merger in accordance with the terms hereof or materially delay such consummation; and

               (q) the Company shall not, and shall not permit any of its Subsidiaries to, enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to publicly announce an intention to do any of the foregoing.

          Section 5.2 HSR ACT; FOREIGN ANTITRUST LAWS. The Company and Parent shall cooperate with one another and shall take all reasonable actions necessary to prepare and file as soon as practicable following the date hereof notifications under the HSR Act and any foreign antitrust, investment or competition law or regulation and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission or the Antitrust Division of the Department of Justice or any foreign Governmental Entity for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or any other Governmental Entity in connection with antitrust or competition matters.

          Section 5.3 ACCESS TO INFORMATION. Upon reasonable prior notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, investment bankers, financial advisors and other representatives of Parent, access, during normal business hours during the period prior to the Effective Time, to all of its offices, properties, books, contracts, commitments and records and such financial and operating data as such representatives of Parent may reasonably request. Unless otherwise required by law and until the Effective Time, Parent will hold any such information which is nonpublic in confidence in accordance with the provisions of the Confidentiality Agreement, dated November 12, 1999, between the Company and Parent (the "Confidentiality Agreement").

          Section 5.4 REASONABLE BEST EFFORTS; CONSENTS AND APPROVALS. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use all reasonable best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. Each of the Company, Parent and the Purchaser will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include, without limitation, furnishing all information determined by their respective counsel to be required under the HSR Act and any foreign antitrust, investment or competition law or regulation and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with this Agreement and the transactions contemplated hereby. Each of the Company, Parent and the Purchaser will, and will cause its Subsidiaries to, take all reasonable actions determined by their respective counsel to be necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, or to provide any required notice to, any Governmental Entity or other public or private third party required to be obtained or made by Parent, the Purchaser, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

                  Section 5.5 NO SOLICITATION. From the date hereof until the termination of this Agreement in accordance with its terms, neither the Company nor any of its Subsidiaries or affiliates shall (and the Company shall use its reasonable best efforts to cause its and each of its Subsidiaries' officers, directors, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, solicit, participate in, initiate or knowingly encourage discussions or negotiations with, provide any information to, or enter into any agreement with, any corporation, partnership, person or other entity or group (other than Parent, any of its affiliates or representatives) concerning any merger, business combination, tender offer, exchange offer, sale of all or substantially all of its business, assets, capital stock or debt securities or similar transactions involving the Company (an "Acquisition Proposal"). The Company further agrees that it will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, prior to the time of acceptance of Shares for payment pursuant to the Offer, the Company may, directly or indirectly, provide access and furnish information concerning its business, properties or assets to any corporation, partnership, person or other entity or group pursuant to customary confidentiality agreements, and may negotiate and participate in discussions and negotiations with such entity or group if (x) such entity or group has submitted an unsolicited bona fide written proposal to the Board of Directors of the Company relating to any such transaction, (y) such proposal provides for the acquisition for cash and/or publicly traded securities of all of the outstanding Shares, and (z) the Board of Directors of the Company determines in good faith, after consultation with its independent financial advisor, that such proposal is financially superior to the Offer and the Merger and fully financed or reasonably capable of being financed. A proposal meeting all of the criteria in the preceding sentence is referred to herein as a "Superior Proposal." Nothing contained in this Section 5.5 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender offer by a third party pursuant to Rules l4d-9 and l4e-2(a) promulgated under the Exchange Act. The Company will immediately notify Parent of any Superior Proposal, or if an inquiry is made, will keep Parent fully apprised of all developments with respect to any Superior Proposal, will immediately provide to Parent copies of any written materials received by the Company in connection with any Superior Proposal, discussion, negotiation or inquiry and the identity of the party making any Superior Proposal or inquiry or engaging in such discussion or negotiation. The Company will promptly provide to Parent any non-public information concerning the Company provided to any other party which was not previously provided to Parent. The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party. Notwithstanding anything to the contrary contained in this Agreement, only in connection with the valid termination of this Agreement pursuant to Section 7.1(c)(i) hereof, the Board of Directors of the Company may (i) withdraw, or modify or change in a manner adverse to Parent or the Purchaser, or propose to withdraw, or propose to modify or change in a manner adverse to Parent or the Purchaser, the approval or recommendation by such Board of Directors of the Offer, this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal.

          Section 5.6 BROKERS OR FINDERS. The Company represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Lehman, whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm (a copy of which has been delivered by the Company to Parent prior to the date of this Agreement). Parent represents, as to itself, the Purchaser, and their affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Chase Securities Inc., whose fees and expenses will be paid by the Parent in accordance with the Parent's agreement with such firm. Each of Parent and the Company agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliates.

          Section 5.7 ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, legal or otherwise, to consummate and make effective the Merger and the other transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company and Parent shall use all reasonable efforts to take, or cause to be taken, all such necessary actions.

          Section 5.8 PUBLICITY. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Parent and the Company. Thereafter, so long as this Agreement is in effect, neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange. Any announcement made prior to filing a Schedule TO with the SEC by the Purchaser shall bear the appropriate legend and otherwise comply with federal securities laws.

          Section 5.9 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, of
(i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty of any party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the Company or Parent to comply with or satisfy any covenant, condition or agreement of any party to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, and PROVIDED, FURTHER, that the breaching party shall have up to one (1) business day prior to the then scheduled expiration date of the Offer (or, if applicable, the offer in any Subsequent Offering Period) in which to cure such event or failure to the reasonable satisfaction of the non-breaching party.

          Section 5.10 DIRECTORS' AND OFFICERS' INSURANCE AND INDEMNIFICATION.

               (a) The certificate of incorporation and by-laws of the Surviving Corporation shall contain indemnification provisions, solely with respect to directors and officers of the Company prior to Effective Time, as set forth in
Schedule 5.10 hereto. Such indemnification provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law. Notwithstanding the foregoing, in the event that the Surviving Corporation or any successor corporation is merged with and into Parent, Parent's certificate of incorporation and by-laws shall not be required to contain the indemnification provisions otherwise required by this Section 5.10(a).

               (b) For six years after the Effective Time, the Surviving Corporation (and any successor corporation) shall indemnify, defend and hold harmless to the fullest extent permitted under Delaware law the present and former officers and directors of the Company (each an "Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the written consent of the Parent or the Surviving Corporation)) (a "Claim") in connection with any claim, suit, action, proceeding or investigation that is, in whole or in part, based on or arising out of the fact that such person is or was a director or officer of the Company and arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under the DGCL, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by Section 145(e) of the DGCL).

               (c) Without limiting the foregoing, in the event any Claim is brought against any Indemnified Party after the Effective Time (i) the Indemnified Parties may retain the Surviving Corporation's regularly engaged independent legal counsel or other independent legal counsel satisfactory to them, provided that such other counsel shall be reasonably acceptable to the Surviving Corporation and (ii) the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, provided that the Surviving Corporation shall not be liable for any settlement of any Claim effected without its written consent, which consent shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 5.10 upon learning of any such Claim shall notify the Surviving Corporation (although the failure so to notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability which the Surviving Corporation may have under this Section 5.10, except to the extent such failure materially prejudices the Surviving Corporation's position with respect to such claim), and shall deliver to the Surviving Corporation the undertaking contemplated by Section 145(e) of the DGCL. The Indemnified Parties as a group may retain no more than one law firm (in addition to local counsel) to represent them with respect to each such matter unless there is, under applicable standards of professional conduct (as determined by counsel to the Indemnified Parties), an actual conflict between the interests of any two or more Indemnified Parties, in which event such additional counsel as may be required may be retained by the Indemnified Parties.

               (d) For a period of six years after the Effective Time, Parent, shall, or shall cause the Surviving Corporation to, maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been made available to Parent) to the extent that it provides coverage for events occurring on or prior to the Effective Time, on terms (including the amounts of coverage and the amounts of deductibles, if any) that are no less favorable to the terms now applicable to them under the Company's current policies.

               (e) Each Indemnified Party shall have rights as a third party beneficiary under this Section 5.10 as separate contractual rights for his or her benefit and such right shall be enforceable by such Indemnified Party, its heirs and personal representatives.

               (f) This Section 5.10 shall survive the consummation of the Merger at the Effective Time, and shall be binding on all successors and assigns of the Surviving Corporation.

          Section 5.11 STATE TAKEOVER LAWS. If Section 203 of the DGCL or any other state takeover statute becomes or is deemed to become applicable to the Company, the Offer, the acquisition of Shares pursuant to the Offer or the Merger, the Board of Directors of the Company shall, subject to its fiduciary duties, take all action necessary to render such statute inapplicable to all of the foregoing.

          Section 5.12 RESIGNATIONS. At or prior to the Effective Time, the Company shall obtain the resignations as of the Effective Time of each director of the Company (other than Parents' designees elected or appointed pursuant to Section 1.3) and, if so requested by Parent, of any director of any of Subsidiary of the Company.

          Section 5.13 INTERIM DIRECTORS. Pursuant to Section 1.3(b) hereof, the Company shall take all action necessary to cause a sufficient number of its current directors to continue as Independent Directors of the Company until the Effective Time.

          Section 5.14 RIGHTS PLAN. The Board of Directors of the Company shall take all action necessary to amend the Rights Agreement within five (5) business days following the date of execution of this Agreement to provide that (i) so long as this Agreement has not been terminated pursuant to Section 7.1, a Distribution Date (as such term is defined in the Rights Agreement) shall not occur or be deemed to occur, and neither Parent nor the Purchaser shall become an Acquiring Person (as such term is defined in the Rights Agreement), as a result of the execution, delivery or performance of this Agreement, the announcement, making or consummation of the

Offer, the acquisition of Shares pursuant to the Offer or the Merger, the consummation of the Merger or any other transaction contemplated by this Agreement and (ii) the Rights shall expire immediately prior to the consummation of the Offer. The Company shall not amend the Rights Agreement other than pursuant to this Section 5.14.

          Section 5.15 EMPLOYEE BENEFITS. Except as may otherwise be provided in an applicable collective bargaining agreement, for one (1) year following the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to provide to employees of the Surviving Corporation or any of its Subsidiaries (as applicable) who were employees of the Company or any of its Subsidiaries (as applicable) immediately before the Effective Time and who remain employed by the Surviving Corporation or any of its Subsidiaries after the Effective Time ("Affected Employees") compensation (including base and variable pay) no less than the compensation provided by the Company and its Subsidiaries immediately before the Effective Time and benefits that in the aggregate are substantially comparable to the benefits provided by the Company and its Subsidiaries to the Affected Employees immediately before the Effective Time; PROVIDED, HOWEVER, that the foregoing shall not require the establishment or maintenance of, or prevent the termination or partial termination of, any particular compensation or benefit plan, program or arrangement. For purposes of determining eligibility to participate, vesting and accrual or entitlement to benefits under any employee benefit plan, program, or arrangement of the Surviving Corporation or its Subsidiaries, Parent shall cause each Affected Employee to be credited as of the Effective Time with the service credited to the Affected Employee for such respective purposes immediately before the Effective Time under the employee benefit plans, programs or arrangements maintained by the Company and its Subsidiaries (subject, in the case of defined benefit arrangements, to offsets for previously accrued benefits and no duplication of benefits). For the year in which the Effective Time occurs, Parent shall cause each Affected Employee to be credited under the employee welfare benefit plans maintained by the Surviving Corporation or its Subsidiaries with all deductible payments and copayments and payments toward out-of-pocket maximums credited to the Affected Employee under the employee welfare benefit plans of the Company and its Subsidiaries immediately before the Effective Time.

                                   ARTICLE VI

                                   CONDITIONS

          Section 6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

               (a) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the holders of Company Common Stock, if required by applicable law, in order to consummate the Merger;

               (b) STATUTES; CONSENTS. No statute, rule, order, decree, regulation, executive order, ruling or temporary or permanent injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity of competent jurisdiction which, as of the Closing Date, prohibits the consummation of the Merger or otherwise materially limits or restricts ownership or operation of the business of the Surviving Corporation and all foreign or domestic governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and shall be in effect at the Effective Time and shall not materially limit or restrict ownership or the operation of the business of the Surviving Corporation;

               (c) Purchase of Shares in Offer. Parent, the Purchaser or their affiliates shall have purchased shares of Company Common Stock pursuant to the Offer.


                                   ARTICLE VII

                                   TERMINATION

          Section 7.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

          (a) By the mutual consent of the Board of Directors of Parent and the Board of Directors of the Company.

          (b) By either of the Board of Directors of the Company or the Board of Directors of Parent:

          (i) if shares of Company Common Stock shall not have been purchased pursuant to the Offer on or prior to August 18, 2000; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Purchaser to purchase shares of Company Common Stock pursuant to the Offer on or prior to such date; or

          (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), in each case, permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

          (c) By the Board of Directors of the Company:

          (i) if, prior to the purchase of shares of Company Common Stock pursuant to the Offer, the Board of Directors of the Company shall have withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser, its approval or recommendation of the Offer, this Agreement or the Merger in order to approve and permit the Company to execute a definitive agreement providing for a Superior Proposal; provided that (A) at least three (3) business days prior to terminating this Agreement pursuant to this Section 7.1(c)(i) the Company has provided Parent with written notice advising Parent that the Board of Directors of the Company has received a Superior Proposal that it intends to accept, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and (B) the Company shall have caused its financial and legal advisors to negotiate in good faith with Parent to make such adjustments in the financial terms of a revised Agreement that are equal or superior to the financial terms of such Superior Proposal; and further provided that simultaneously with any termination of this Agreement pursuant to this Section 7.1(c)(i), the Company shall pay to Parent the Termination Fee (as defined in Section 8.1(b) hereof); and further provided that the Company may not terminate this Agreement pursuant to this Section 7.1(c)(i) if the Company is in material breach of this Agreement; or

          (ii) if, prior to the purchase of shares of Company Common Stock pursuant to the Offer, Parent or the Purchaser breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or breaches its representations and warranties in any material respect; or

          (iii) if Parent or the Purchaser, as the case may be, shall have terminated the Offer, or the Offer shall have expired, without Parent or the Purchaser, as the case may be, purchasing any shares of Company Common Stock pursuant thereto; provided that the Company may not terminate this Agreement pursuant to this Section 7.1(c)(iii) if the Company is in material breach of this Agreement.

          (d) By the Board of Directors of Parent:

          (i) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Annex A hereto as of the expected initial scheduled expiration date of the Offer, Parent, the Purchaser, or any of their affiliates shall have failed to commence the Offer on or prior to ten business days following the date of the initial public announcement of the Offer; provided that Parent may not terminate this Agreement pursuant to this
     Section 7.1(d)(i) if Parent or the Purchaser is in material breach of this Agreement; or

          (ii) if prior to the purchase of shares of Company Common Stock pursuant to the Offer, the Board of Directors of the Company shall have withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser, its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended an Acquisition Proposal or offer, or shall have executed an agreement in principle (or similar agreement) or definitive agreement providing for a tender offer or exchange offer for any shares of capital stock of the Company, or a merger, consolidation or other business combination with a person or entity other than Parent, the Purchaser or their affiliates (or the Board of Directors of the Company resolves to do any of the foregoing); provided that Parent may not terminate this Agreement pursuant to this Section 7.1(d)(ii) if Parent or the Purchaser is in material breach of this Agreement; or

          (iii) if Parent or the Purchaser, as the case may be, shall have terminated the Offer, or the Offer shall have expired, without Parent or the Purchaser, as the case may be, purchasing any shares of Company Common Stock thereunder; provided that Parent may not terminate this Agreement pursuant to this Section 7.1(d)(iii) if it or the Purchaser is in material breach of this Agreement.

          Section 7.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 7.1 hereof, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, except for the second sentence of Section 5.3 and all of Article VIII, each of which shall survive such termination, and there shall be no liability on the part of the Parent, the Purchaser or the Company except (a) for fraud or for breach of this Agreement and (b) as set forth in this Section 7.2 and Section 8.1.


                                  ARTICLE VIII

                                  MISCELLANEOUS

          Section 8.1 FEES AND EXPENSES. (a) Except as contemplated by this Agreement, including Section 8.1(b) hereof, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

               (b) If (w) the Board of Directors of the Company shall terminate this Agreement pursuant to Section 7.1(c)(i) hereof, (x) the Board of Directors of Parent shall terminate this Agreement pursuant to Section 7.1(d)(ii) hereof,
(y)(I) the Board of Directors of the Company shall terminate this Agreement pursuant to Section 7.1(b)(i) or Section 7.1(c)(iii) and prior thereto there shall have been publicly announced another Acquisition Proposal or (II) the Board of Directors of Parent shall terminate this Agreement pursuant to Section 7.1(b)(i) or Section 7.1(d)(iii) due to a failure to satisfy the Minimum Condition or the conditions contained in paragraphs (h) or (i) of Annex A hereto and Parent shall have reasonably determined that such failure is attributable to there having been publicly announced another Acquisition Proposal, or (z)(I) the Board of Directors of Parent shall, due to a material breach by the Company of any covenant or agreement contained in Section 1.9(a), 5.5 or 5.14 of this Agreement, terminate this Agreement pursuant to Section 7.1(d)(i) or Section 7.1(d)(iii) hereof or
(II)(A) the Board of Directors of Parent shall, due to a material breach by the Company of any covenant or agreement contained in this Agreement other than in
Section 1.9(a), 5.5 or 5.14 hereof, terminate this Agreement pursuant to Section 7.1(d)(i) or Section 7.1(d)(iii) hereof and (B) within ninety (90) days of such termination, the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal (regardless of the timing of consummation of such Acquisition Proposal) or an Acquisition Proposal shall have been otherwise consummated, then in any such case as described in clause (w), (x), (y) or (z) (each such case of termination being referred to as a "Trigger Event"), the Company shall pay to Parent (not later than two (2) business days after such termination of this Agreement or, in the case of any termination by the Company pursuant to Section 7.1(c)(i) hereof, simultaneously with such termination or, in the case of the circumstances described in clause (z)(II), not later than simultaneously with the consummation of an Acquisition Proposal) an amount equal to $8 million (the "Termination Fee").

               (c) Parent and the Company agree that the agreement contained in
Section 8.1(b) is an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. If the Company fails to promptly pay any amounts due under such Section 8.1(b), it shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on any unpaid amounts at the publicly announced prime rate of Chase Manhattan Bank from the date such amount was required to be paid.

          Section 8.2 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors (which in the case of the Company shall include approvals as contemplated in Section 1.3(b) hereof), at any time prior to the Closing Date with respect to any of the terms contained herein; PROVIDED, HOWEVER, that after the approval of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall (i) reduce or change the Merger Consideration or (ii) alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company.

          Section 8.3 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.3 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

          Section 8.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                           (a)      if to Parent or the Purchaser, to:

                                    Eastman Chemical Company
                                    100 North Eastman Road
                                    Kingsport, Tennessee  37662
                                    Attention:  General Counsel
                                    Telephone No.:  (423) 229-2000
                                    Telecopy No.:  (423) 229-4137

                                    with a copy to:

                                    Skadden, Arps, Slate, Meagher
                                      & Flom LLP
                                    1440 New York Avenue, N.W.
                                    Washington, D.C.  20005
                                    Attention:  Michael P. Rogan, Esq.
                                    Telephone No.:  (202) 371-7000
                                    Telecopy No.:  (202) 393-5760

                                    and

                           (b)      if to the Company, to:

                                    McWhorter Technologies, Inc.
                                    400 East Cottage Place
                                    Carpentersville, Illinois  60110
                                    Attention:  General Counsel
                                    Telephone No.:  (847)  428-2657
                                    Telecopy No.:  (847) 428-9440

                                    with a copy to:

                                    Kirkland & Ellis
                                    200 East Randolph Drive
                                    Chicago, Illinois  60601
                                    Telephone No.:  (312) 861-2000
                                    Telecopy No.:  (312) 861-2200
                                    Attention:  R. Scott Falk, Esq.


          Section 8.5 INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to May 3, 2000. As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule l2b-2 of the Exchange Act. The term "knowledge" means, with respect to the Company and/or any Subsidiary of the Company, actual knowledge of the officers and managerial personnel thereof after undertaking reasonable inquiry.

          Section 8.6 WAIVERS. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

          Section 8.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          Section 8.8 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (including the documents and the instruments referred to herein): (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Sections 5.10 and 5.15 hereof is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          Section 8.9 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          Section 8.10 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

          Section 8.11 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent, provided that Parent shall guarantee the performance of any such Subsidiary under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          Section 8.12 HEADINGS. The Article, Section and paragraph headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.


          Section 8.13 SPECIFIC PERFORMANCE. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in a court of competent jurisdiction.

          IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                             EASTMAN CHEMICAL COMPANY


                             By:  /s/ ALLAN R. ROTHWELL
                                 --------------------------------------------
                                   Name:   Allan R. Rothwell
                                   Title:  President Chemicals Business Group


                             TARTAN, INC.


                             By:  /s/ ALLAN R. ROTHWELL
                                 --------------------------------------------
                                   Name:   Allan R. Rothwell
                                   Title:  President


                             McWHORTER TECHNOLOGIES, INC.


                             By:  /s/ JEFF M. NODLAND
                                 --------------------------------------------
                                   Name:   Jeff M. Nodland
                                   Title:  President and CEO

                                                                         ANNEX A

                         CONDITIONS TO THE TENDER OFFER

          Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer as to any Shares not then paid for, if (i) any applicable waiting period under the HSR Act or any foreign antitrust, investment or competition law or regulation has not expired or terminated, (ii) the Minimum Condition has not been satisfied, or (iii) at any time on or after the date of this Agreement and before the time of payment for any such Shares, any of the following events shall occur or shall be determined by the Purchaser to have occurred:

               (a) there shall be threatened or pending any suit, action or proceeding by any Governmental Entity (i) seeking to prohibit or impose any material limitations on Parent's or the Purchaser's ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, or to compel Parent or the Purchaser or their respective Subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective Subsidiaries, in each case taken as a whole, (ii) challenging the acquisition by Parent or the Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement, or seeking to obtain from the Company, Parent or the Purchaser any damages that are material in relation to the Company and its Subsidiaries taken as a whole, (iii) seeking to impose material limitations on the ability of the Purchaser, or rendering the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, or (iv) seeking to impose material limitations on the ability of the Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders;


               (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act or any foreign antitrust, investment or competition law or regulation, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

               (c) there shall have occurred and continue to exist (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions) or (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

               (d) any of the representations and warranties of the Company set forth in this Agreement, when read without any exception or qualification as to materiality or Company Material Adverse Effect, shall not be true and correct, as if such representations and warranties were made at the time of such determination (except as to any such representation and warranty which speaks as of a specific date, which must be untrue or incorrect as of such specific date), except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect;

               (e) the Company shall have breached or failed to perform any material obligation or to comply with any material agreement or covenant of the Company to be performed or complied with by it under this Agreement;

               (f) there shall have occurred any events or changes which have had or which are reasonably likely to have or constitute, individually or in the aggregate, a Company Material Adverse Effect;

               (g) the Merger Agreement shall have been terminated in accordance with its terms;

               (h) (i) it shall have been publicly disclosed or Parent or the Purchaser shall have otherwise learned that any person, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or its affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 15% or more of any class or series of capital stock of the Company (including the Shares) (or any person beneficially owning 15% or more of any class or series of capital stock of the Company (including the Shares) on the date of the Agreement shall increase such person's beneficial ownership by 1% or more in excess of such beneficial ownership as reported in an SEC filing publicly filed prior to the date of this Agreement), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted an option, right or warrant, conditional or otherwise, to acquire beneficial ownership of 15% or more of any class or series of capital stock of the Company (including the Shares); or (ii) any person or group shall have entered into a definitive agreement or agreement in principle with the Company with respect to a merger, consolidation or other business combination with the Company; or

               (i) the Company's Board of Directors or any committee thereof (i) shall have withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser (including by amendment of the Schedule 14D-9), its recommendation of the Offer, the Merger Agreement, or the Merger, (ii) shall have recommended another proposal or offer, (iii) shall have resolved to do any of the foregoing or (iv) shall have taken a neutral position or made no recommendation, unless the Company's Board of Directors determines in good faith, based upon an opinion of independent legal counsel, that the failure to take such position would be reasonably likely to violate their fiduciary duties to the Company's stockholders under applicable law, with respect to another proposal or offer (other than by Parent or the Purchaser) after a reasonable amount of time (and in no event more than ten business days following receipt thereof) has elapsed for the Company's Board of Directors or any committee thereof to review and make a recommendation with respect thereto;

which in the sole judgment of Parent or the Purchaser, in any such case, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payments.

               The foregoing conditions are for the sole benefit of the Purchaser and Parent and may be waived by Parent or the Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or the Purchaser. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.